Exhibit 10.1
SEPARATION AGREEMENT
Darlene Deptula-Hicks (“Executive”) and iCAD, Inc. (the “Company”), have agreed to conclude their employment relationship. The parties have agreed that, based upon Executive’s past service to Company and the parties’ mutual desire to amicably conclude the employment relationship, Executive and the Company enter into this Separation Agreement (“Agreement”). In consideration of the sum to be paid and other promises set out in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree to the following terms (capitalized terms used herein and not otherwise defined herein shall have the same meanings as ascribed to such terms in the Employment Agreement entered into on June 1, 2008 by and between the Company and the Executive, as amended (the “Employment Agreement”)):
1. Conclusion of Employment. Executive’s employment by Company will terminate on May 13, 2011 (“Separation Date”) and Executive’s positions as Executive Vice President of Finance, Chief Financial Officer and Treasurer (a reporting person and a named executive officer with respect to the Company under the federal securities laws) and any other positions she holds with the Company or any subsidiary of the Company are hereby terminated effective as of the date hereof. From the date hereof through May 13, 2011, Executive shall continue to serve as an employee of the Company in a non-executive capacity. Executive hereby waives any and all rights to receive notice of termination of Executive’s employment under the Employment Agreement.
2. Payment Upon Separation; Consideration for Executive’s Agreements. Assuming the Executive does not revoke this Agreement within the revocation period set forth in Paragraph 6, below, in consideration for executing this Agreement and complying with its terms, Executive will receive as severance payments from the Company pursuant to Section 5.4.2 of the Employment Agreement twenty six (26) bi-weekly payments of $9,807.69, less appropriate tax withholdings and authorized deductions, commencing on the first Company pay date subsequent to the Separation Date (and thereafter on the Company’s regular pay dates). Assuming the Executive does not revoke this Agreement within the revocation period set forth in Paragraph 6 below, in accordance with the terms of the restricted stock agreements awarded to the Executive on July 19, 2007 and June 25, 2008, all restricted shares that are not vested on such date shall vest in accordance with the vesting schedule set forth in the respective restricted stock agreement. The Executive and the Company acknowledge and agree that the only options held by the Executive that remain outstanding are set forth on Schedule A hereto and in accordance with the option agreements pursuant to which such options were granted, that (i) the portion of the options that are vested as of the Separation Date shall remain exercisable for the lesser of (x) a period of 90 days following the Separation Date and (y) the remaining term as provided in the respective option agreement and (ii) the unvested portion of such options shall not be exercisable and expire on the Separation Date.
3. Employee Benefits.During the Severance Period and until such time as executive joins another employer’s employee benefit plans, the Company shall provide the Executive with the ability to participate in all employee benefit plans the Company provides (and continues to provide) generally to its senior executives.
Initials: Executive                     Company

4. Confidentiality. Executive agrees to keep the terms of this Agreement strictly confidential until this Agreement is filed with the U.S. Securities and Exchange Commission. During such period, Executive may only disclose the information in this Agreement to Executive’s immediate family, attorney(s) and/or tax advisor(s) unless ordered to do so by a duly authorized subpoena issued by an appropriate agency or court of law.
5. Confidential Information; Non-solicitation and Cooperation. Executive acknowledges, agrees and reaffirms that she remains bound by the provisions of Sections 7 and 8 of the Employment Agreement, which sections are incorporated herein and remain in full force and effect.
6. Waiver of Claims. Executive, individually and on behalf of Executive’s estate, heirs, personal representatives, and assigns hereby release, remise and forever discharge the Company of and from any and all actions, causes of action, claims, debts, dues, accounts, accountings, losses, liabilities, contracts, commitments, rights, obligations, damages, costs and expenses, including without limitation litigation expenses and attorneys fees, of any nature whatsoever, whether known or unknown, liquidated or contingent, whether now existing or hereafter arising, prior to the date hereof (each individually a “Claim” and all of the foregoing collectively called “Claims”), which Executive had, now has, or may in the future have, including without limitation any Claims: (a) for libel, slander, defamation, or tortuous interference with actual or prospective business or contractual relations, which are based in whole or in part on any facts, circumstances or events which are now existing or which occurred on or prior to the date hereof, or (b) for breach of contract, wrongful discharge, non-payment of wages or other sums with the sole exception of Claims arising under the express provisions of this Agreement. Furthermore, nothing in this Section 6 shall affect the ability of either party to enforce rights or entitlements specifically provided for in this Agreement.
Except as expressly provided to the contrary in the first paragraph of this Section 6, the Claims and rights being released in this section include, but are not limited to: all Claims and rights arising from or in connection with any agreement of any kind Executive may have had with Company, or in connection with Executive’s status or separation of employment from Company, other than claims arising under this Agreement; all Claims and rights for wrongful discharge, breach of contract, either express or implied, emotional distress, back pay, front pay, benefits, fraud, or misrepresentation, other than claims under this Agreement; all Claims and rights, if any, arising under the Civil Rights Acts of 1964 and 1991, as amended, (which prohibits the discrimination in employment based on race, color, national origin, religion or sex), the Americans with Disabilities Act (ADA), as amended (which prohibits discrimination in employment based on disability), the Age Discrimination in Employment Act (ADEA), as amended (which prohibits age discrimination in employment), the Employee Retirement Income Act of 1974 (ERISA), as amended, all other wage and hour/wage payment statutes and laws, the New Hampshire Civil Rights Act Law Against Discrimination and all similar state or local fair employment practices statutes and laws, and the Health Insurance Portability and Accountability Act (HIPA), to the extent such statutes and laws may be applicable; and, any and all other Claims or rights whether arising under federal, state, or local law, rule, regulation, constitution, ordinance or public policy.
Executive acknowledges that the Executive is waiving any rights Executive may have under the Age Discrimination in Employment Act, that Executive was advised to review this Agreement with Executive’s legal counsel before signing the Agreement, that Executive has been advised to carefully read the provisions of this release, that Executive understands its contents, that Executive has twenty one (21) days from the date Executive received a copy of this release to consider entering into this release and accepting the payments provided for herein, and that if Executive signs and returns this release before the end of the 21-day period, Executive will have voluntarily waived Executive’s right to consider this release for the full twenty one (21) days.
Initials: Executive                      Company

Executive acknowledges that Executive may revoke this release within seven (7) days of Executive’s execution of this Agreement by submitting written notice of Executive’s revocation of this release and of this Agreement to the Chief Financial Officer of the Company. Executive also understands that this release and Agreement shall not become effective or enforceable until the expiration of that 7-day period without Executive having given such notice. If Executive gives such notice of revocation, then this Agreement will be null and void and of no further force and effect.
Executive agrees that if any provision of this release is or shall be declared invalid or unenforceable by a court of competent jurisdiction, then such provision will be modified only to the extent necessary to cure such invalidity and with a view to enforcing the parties’ intention as set forth in this release to the extent permissible and the remaining provisions of this release shall not be affected thereby and shall remain in full force and effect.
7. No Wronging by Company. Executive acknowledges and understands that by offering and/or executing this Agreement, Company does not admit, and indeed expressly denies, that Company, its employees, managers, agents, directors and officers have done anything improper or violated any law. The signing of this Agreement is not an admission of liability or wrongdoing by Company, its employees, managers, agents, directors or officers.
8. Taxes. Company will withhold all appropriate taxes and issue to Executive an IRS Tax Form W-2. The parties acknowledge, however, that there may be tax consequences for Executive in excess of the amounts withheld from the consideration described in Paragraphs 2 and 3 of this Agreement. It is expressly understood that Executive is responsible for all taxes which Executive may owe as a result of Executive receiving the consideration under this Agreement. Executive expressly understands that if Executive or Executive’s family owe taxes, or additional taxes, at any time as a result of the impact of this Agreement, that Executive alone is responsible for making those payments and that Executive will not seek additional sums from Company to make those payments. Similarly, if Executive seeks to recover certain portions of or all of the withheld amounts from the appropriate taxation authorities, such a recovery would be a private matter between Executive and the appropriate government agency or agencies. Company will not provide Executive with, nor will Executive ask for, any additional funds to offset the amount paid or owed in taxes, accrued interest, penalties or for attorneys fees which Executive may incur in resolving Executive’s claims with any government agency or agencies or courts of law.
9. Executive’s Coverage Under Directors and Officers Liability Policy. The conclusion of Executive’s employment with Company does not affect Executive’s coverage under Company’s Directors and Officers Liability Policy for acts or omissions by Executive which occurred in the course of Executive’s performance of Executive’s duties and responsibilities on behalf of Company. Executive will not have coverage under Company’s Directors and Officers Liability Policy for services, acts or omissions to act by Executive subsequent to the Separation Date.
Initials: Executive                      Company

10. Complete Integration. The terms contained in this Agreement are the only terms agreed upon by Executive and Company. Notwithstanding any other statements, all benefits which Executive had as a result of Executive’s employment, and which are not expressly listed in this Agreement, terminate in accordance with Company’s benefit contracts, but in no case later than the end of the revocation period referred to in Section 6. It is the express intent of the parties that this Agreement fully integrates and expressly replaces any other terms (other than sections 7 and 8 of the Employment Agreement which sections are incorporated herein and remain in full force and effect), conditions, conversations, discussions, or any other issues which were discussed regarding Executive’s employment at Company, or for any and all reasons based on conduct which has occurred through the date of executing this Agreement. With the exception of the Confidentiality and Assignment Acknowledgement and Agreement signed by Executive while employed by Company and Sections 7 and 8 of the Employment Agreement (which sections are incorporated herein and remain in full force and effect), any other conversations, promises or conditions which do not appear in this document are waived or rejected by agreement of Executive and Company.
11. Interpretation and Enforcement. Because Executive has been advised to seek counsel prior to signing this Agreement, the parties agree that the general rule that the document shall be interpreted against the party that drafted it shall not apply to any subsequent issue of interpretation. In the event a dispute arises over the terms of this Agreement, both Executive and Company are equal without regard to who authored this document. All claims, disputes or issues of interpretation which arise, or may arise, out of this Agreement shall be resolved by an Arbitrator under the American Arbitration Association’s Rules and Procedures for Employment Cases. The Arbitrator shall have the power to order appropriate remedies for any proven breaches of this Agreement. However, each side shall bear its own attorneys fees. The decision and award of any Arbitrator shall be final and binding. The Parties agree to keep any Decision and Award confidential.
Initials: Executive                      Company

12. Counterparts. This Agreement may be signed in separate counterparts.
13. Signatures
EXECUTIVE

/s/ Darlene Deptula-Hicks		April 27, 2011

Darlene Deptula-Hicks

iCAD, INC.

By:	/s/ Kenneth Ferry Kenneth Ferry
President and Chief Executive Officer
Authorized Agent of Company
Presented to Executive on: April 26, 2011 and finalized April 27, 2011
Initials: Executive                      Company